Exhibit 99.8

Execution Version

AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 1

Date:	March 9, 2021

To:	QH Hungary Holdings Limited
BAH Center | 2 Furj street, Building B, Ground fl.
1124 Budapest, Hungary
Attn: Balazs Horvath Dr
T: +36 1 646 4638
Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Royal Bank of Canada

Reference Number: To be advised.

The purpose of this Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Royal Bank of Canada (“Dealer”) and QH Hungary Holdings Limited (“Counterparty”) on May 26, 2020 (the “Original Transaction”). This Amended and Restated Supplemental Confirmation, dated March 9, 2021, amends and restated in its entirety the Supplemental Confirmation, dated May 26, 2020 (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.       This Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 26, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.       The terms of the Transaction to which this Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	May 26, 2020
Amendment and Restatement Date:	March 9, 2021
Prepayment Amount:	USD 23,825,731.45
Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.
First Amendment Payment Amount:	USD 858,164. Counterparty agrees to pay Dealer the First Amendment Payment Amount on the First Amendment Payment Date. For the avoidance of doubt, the First Amendment Payment Amount shall be netted against Dealer’s obligations to pay Counterparty the aggregate “Prepayment Amounts” under the March 2021 New Transactions.
First Amendment Payment Date:	The “Prepayment Date” for the two Transactions under the Master Confirmation, each with a “Trade Date” that falls on the Amendment and Restatement Date (the “March 2021 New Transactions”).
Initial Share Price:	USD 242.25
Forward Floor Price:	USD 242.25
Forward Cap Price:	USD 285.86
Tranche 1 Final Disruption Date:	March 21, 2022
Tranche 2 Final Disruption Date:	August 29, 2022
Contractual Dividend:	USD 0.395 per quarter

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For each Tranche and Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

TRANCHE 1

Component Number	Number of Shares	Scheduled Valuation Date
1	2,916	1/26/2022
2	2,916	1/27/2022
3	2,916	1/28/2022
4	2,916	1/31/2022
5	2,916	2/1/2022
6	2,916	2/2/2022
7	2,916	2/3/2022
8	2,916	2/4/2022
9	2,916	2/7/2022
10	2,916	2/8/2022
11	2,917	2/9/2022
12	2,917	2/10/2022
13	2,917	2/11/2022
14	2,917	2/14/2022
15	2,917	2/15/2022
16	2,917	2/16/2022
17	2,917	2/17/2022
18	2,917	2/18/2022
19	2,917	2/22/2022
20	2,917	2/23/2022
21	2,917	2/24/2022
22	2,917	2/25/2022
23	2,917	2/28/2022
24	2,917	3/1/2022
25	2,917	3/2/2022
26	2,917	3/3/2022
27	2,917	3/4/2022
28	2,917	3/7/2022
29	2,917	3/8/2022
30	2,917	3/9/2022

2

TRANCHE 2

Component Number	Number of Shares	Scheduled Valuation Date
1	2,916	7/7/2022
2	2,916	7/8/2022
3	2,916	7/11/2022
4	2,916	7/12/2022
5	2,916	7/13/2022
6	2,916	7/14/2022
7	2,916	7/15/2022
8	2,916	7/18/2022
9	2,916	7/19/2022
10	2,916	7/20/2022
11	2,917	7/21/2022
12	2,917	7/22/2022
13	2,917	7/25/2022
14	2,917	7/26/2022
15	2,917	7/27/2022
16	2,917	7/28/2022
17	2,917	7/29/2022
18	2,917	8/1/2022
19	2,917	8/2/2022
20	2,917	8/3/2022
21	2,917	8/4/2022
22	2,917	8/5/2022
23	2,917	8/8/2022
24	2,917	8/9/2022
25	2,917	8/10/2022
26	2,917	8/11/2022
27	2,917	8/12/2022
28	2,917	8/15/2022
29	2,917	8/16/2022
30	2,917	8/17/2022

Dealer represents, warrants and covenants to Counterparty that any and all sales of Shares in connection with establishing Dealer’s initial Hedge Positions with respect to the Original Transaction have been made in compliance with and in accordance with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act (as interpreted by the Interpretive Letters).

4.       The Transaction shall be divided into two individual Tranches, and each Tranche shall be divided into 30 Components, each with the terms set forth in the Master Confirmation and this Supplemental Confirmation; provided that for the purposes of “Settlement Terms” under the Master Confirmation, each reference to “Transaction” therein shall be deemed to mean “Tranche”.

3

Counterparty hereby agrees (a) to check this Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Amended and Restated Supplemental Confirmation relates by manually signing this Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

ROYAL BANK OF CANADA

By:	/s/ Authorized Representative
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

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